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EXHIBIT 10.2


                                                               EXECUTION VERSION


This PHASE 2 DESIGN-BUILD AGREEMENT is made the 2nd day of November in the year 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, this "Agreement"), is entered into by and between PACIFIC ETHANOL MADERA LLC, a limited liability company organized under the laws of the State of Delaware and having an address at 31470 Avenue 12, Madera, CA 93638 (the "Owner") and W.M. LYLES CO., a corporation organized under the laws of the State of California and having an address at P.O. Box 4377, Fresno, CA, 93744-4377 (the "Design-Builder") and is for services in connection with the construction of the ethanol production facility at the Madera, California site. Notice to the parties shall be given at the above addresses.

ARTICLE 1 -RECITALS; AGREEMENT

         WHEREAS, the Owner and the Design-Builder are parties to that certain Amended and Restated Design-Build Agreement of even date herewith (as amended, supplemented or otherwise modified from time to time, the "PHASE I DESIGN-BUILD AGREEMENT"), a copy of which is attached hereto as Exhibit E; and

         WHEREAS, the Owner desires the Design-Builder to complete the development and construction of the Project.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Owner and the Design-Builder hereby agree as follows:

ARTICLE 2 - GENERAL PROVISIONS

2.1 TEAM RELATIONSHIP The Owner and the Design-Builder agree to proceed with the Project on the basis of trust, good faith and fair dealing and shall take all actions reasonably necessary to perform this Agreement in an economical and timely manner, including consideration of design modifications and alternative materials or equipment that will permit the Work to be constructed within the Guaranteed Maximum Price (GMP) and by the Dates of Substantial Construction Completion and Final Construction Completion as established herein. The Design-Builder agrees to furnish, as permitted by the law of the state where the project is located, the construction phase services as set forth below.

2.1.1 The Design-Builder represents that it is an independent contractor and that it is familiar with the type of work it is undertaking.

2.1.2 Neither the Design-Builder nor any of its agents or employees shall act on behalf of or in the name of the Owner unless authorized in writing by the Owner's Representative.

2.2 ENGINEER Engineering services shall be procured from licensed, independent design professionals retained by the Design-Builder with consultation from Owner as permitted by the law of the state where the Project is located. The standard of care for engineering services performed under this Agreement shall be the care and skill ordinarily used by members of the engineering professions practicing under similar conditions at the same time and locality. The entity providing engineering services shall be referred to as the Engineer and provide separate and exclusive Professional Liability Insurance as required. The engineering services shall be procured pursuant to a separate agreement between the Design-Builder and the Engineer.

2.2.1 THE Engineer for the Project shall be DELTA-T CORPORATION.

2.3 EXTENT OF AGREEMENT This Agreement is solely for the benefit of the parties, represents the entire and integrated agreement between the parties, and supersedes all prior negotiations, representations or agreements, either written or oral. The Owner and the Design-Builder agree to look solely to each other with respect to the performance of the Agreement. The Agreement and each and every provision are for the exclusive benefit of the Owner and the Design-Builder and not for the benefit of any third party or any third party beneficiary, except to the extent expressly provided in the Agreement.


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2.4       DEFINITIONS

         .1 APPLICABLE PERMITS shall MEAN ANY and all permits, clearances, licenses, authorizations, consents, filings, exemptions or approvals from or required by any government authority that are necessary for the performance of the Work.

         .2 BUSINESS Day shall mean any day other than a Saturday, Sunday or a day on which commercial banks in Fresno, California or New York, New York are required or authorized to be closed.


         .3 THE CONTRACT DOCUMENTS consist of:

                  a. Change Orders and written amendments to this Agreement including exhibits and appendices, signed by both the Owner and the Design-Builder;

                  b. this Agreement except for the existing Contract Documents set forth in item e. below;

                  c. the most current documents approved by the Owner pursuant to Paragraph 3.1;

                  d. the information provided by the Owner pursuant to Clause 4.1.2.1;

                  e. the Contract Documents in existence at the time of execution of this Agreement which are set forth in Article 15. Additional Exhibits may be added to this document with proper signature of the Owner and Design-Builder;

                  f. the Owner's Program provided pursuant to Subparagraph 4.1.

         In case of any inconsistency, conflict or ambiguity among the Contract Documents, the documents shall govern in the order in which they are listed above.

         .4 THE TERM DAY shall mean calendar day, unless otherwise specifically defined.

         .5 DEFECTIVE WORK is any portion of the Work not in conformance with the Contract Documents as more fully described in Paragraph 3.8.

         .6 DESIGN-BUILDER PERMITS shall mean the Applicable Permits listed on Exhibit J.

         .7 DESIGN-BUILDER'S FEE means the compensation paid to the Design-Builder for salaries and other mandatory or customary compensation of the Design-Builder's employees at its principle and branch offices except employees listed in Subparagraph 8.2.2, general and administrative expenses of the Design-Builder's principal and branch offices other than the field office, and the Design-Builder's capital expenses, including interest on the Design-Builder's capital employed for the Work, and profit.

         .8 DESIGN-BUILDER'S SHARED SAVINGS shall mean to reference the Design-Builder's shared savings program established pursuant to Article 3.2.6.

         .9 DRAWINGS shall mean (a) all specifications, calculations, designs, plans, drawings, engineering and analyses, and other documents which determine, establish, define or otherwise describe the scope, quantity, and relationship of the components of the Project, including the structure and foundation thereof, and (b) all technical drawings, operating drawings, specifications, shop drawings, diagrams, illustrations, schedules and performance charts, calculations, samples, patterns, models, operation and maintenance manuals, piping and instrumentation diagrams, underground structure drawings, conduit and grounding drawings, lighting drawings, conduit and cable drawings,


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         electric one-line's, electric schematics, connection diagrams and technical information of a like nature, prepared by the Design-Builder or any of its Subcontractors or vendors and required to be submitted by the Design-Builder, or any Subcontractor or vendor, from time to time under the Contract Documents which illustrates any of the equipment or any other portion of the Work, either in components or as completed.

         .10 The term FAST-TRACK means accelerated scheduling which involves commencing construction prior to the completion of drawings and specifications and then using means such as bid packages and efficient coordination to compress the overall schedule.

         .11 FINAL CONSTRUCTION COMPLETION shall be a maximum of five hundred forty-five (545) calendar days after the Notice to Proceed conforming to Article 9 of this Agreement and shall indicate to the Owner that the Plant is ready for operation by the Owner and the following activities have occurred:

                  a. Substantial Construction Completion has been achieved.

                  b. The Performance Test as outlined in Exhibits G and H has been completed and the Performance Guarantees have been satisfied or the Design-Builder shall have paid all Liquidated Damages owing to the Owner under this Agreement.

                  c. Written punch list items have been completed.

                  d. Any and all Liens in respect to the Project, the Contract Documents, the equipment, or any fixtures, personal property or equipment included in the Work created by, through or under, or as a result of any act or omission of, the Design-Builder or any Subcontractor, vendor or other person providing labor or materials in connection with the Work shall have been released or bonded in form satisfactory to the Owner (provided that the Design-Builder's Final Payment Unconditional Lien Waiver, in substantially the form of Exhibit L-3 attached hereto, shall be given concurrently in connection with the Final Payment made pursuant to Section 10.5).

         .12 FINAL PLANS shall mean all Drawings and final specifications, as revised to reflect the changes during construction, and shall include as-built drawings, piping and instrumentation diagrams, underground structure drawings (including buried piping, all utilities, and critical hidden items), electric one-lines, electric schematics and connection diagrams.

         .13 FINANCING PARTIES shall mean the lenders, security holders, investors, export credit agencies, multilateral institutions, equity providers and others providing financing or refinancing to or on behalf of the Owner or an affiliate thereof, for the development, construction, ownership, operation and maintenance of the Project or any portion thereof, or any trustee or agent acting on behalf of any of the foregoing.

         .14 HAZARDOUS MATERIALS shall mean any hazardous materials, hazardous waste, hazardous constituents, hazardous or toxic or radioactive substances or petroleum products (including crude oil or any fraction thereof), defined or regulated as such under any applicable laws.

         .15 LIEN shall mean any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.

         .16 A MATERIAL SUPPLIER is a party or entity retained by the Design-Builder to provide material and equipment for the Work.

         .17 NOTICE TO PROCEED shall be the unconditional contractual start of the Work under this Agreement as indicated in writing by the Owner and shall occur no sooner than November 21, 2005.


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         .18 OTHERS means other contractors and all persons at the Worksite who are not employed by Design-Builder, its Subcontractors or Material Suppliers.

         .19 The OWNER is the person or entity identified as such in this Agreement and includes the Owner's Representative.

         .20 OWNER-CAUSED DELAY shall mean a material delay in the Design-Builder's performance of any construction, design or equipment milestone which is demonstrably caused solely by the Owner's failure to perform any covenant of the Owner hereunder (other than by exercise of rights under this Agreement, including the exercise by the Owner of the right to have defective or nonconforming Work corrected or re-executed). The Design-Builder expressly acknowledges and agrees that any delay that is due in part to the Design-Builder's action or inaction is not an the Owner-Caused Delay.

         .21 OWNER PERMITS shall mean the Applicable Permits listed on Exhibit
         K.

         .22 The OWNER'S PROGRAM is an initial description of the Owner's objectives, that may include budget and time criteria, space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements completed by the Design-Builder and Engineer as described in Exhibit C; Project Development Agreement.

         .23 PRE-EXISTING HAZARDOUS MATERIALS shall mean Hazardous Materials that existed on or in the Worksite prior to initial mobilization by the Design-Builder.

         .24 The PROJECT is the building, facility and/or other improvements for which the Design-Builder is to perform the Work under this Agreement. It may also include improvements to be undertaken by the Owner or Others.

         .25 A SUBCONTRACTOR is (a) a party or entity retained by the Design-Builder as an independent contractor to provide the on-site labor, materials, equipment and/or services necessary to complete a specific portion of the Work or (b) for the purposes of this definition only, any licensed engineer providing services in connection with the Work. The term Subcontractor does not include any separate contractor employed by the Owner or any separate contractor's subcontractors.

         .26 SUBSTANTIAL CONSTRUCTION COMPLETION shall be four hundred twenty-five (425) calendar days after the Notice to Proceed conforming to Article 9 of this Agreement and shall indicate to the Owner when the Plant is ready for Startup and the following activities have occurred:

                  a. TRAINING: Owner employees/operators have been provided the training as contractually required.

                  b. MANUALS AND PLANS: The final operations and maintenance (O&M) manuals and all Final Plans have been delivered to the Owner.

                  c. MECHANICAL COMPLETION: Construction activities essential to the safe and proper operation of the Plant have been completed, as more fully detailed in the Schedule of Work agreed upon by the Owner, Design Builder and Engineer. This includes the site, building, mechanical equipment, piping, electrical and instrumentation components of the Plant.

                  d. COMMISSIONING: Tasks required to take the Plant from Mechanical Completion to Ready for Startup have been completed, as more fully detailed in an activity list agreed upon by the Owner, Design Builder and Engineer. These tasks include the checking and preparation of the Plant for operation; checking of functional control loop, interlock testing, system purging and utility system start-ups.


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                  e. PUNCH LIST The punch list shall have been agreed between the Design-Builder and the Owner.

                  f. READY FOR STARTUP: The activities required for Mechanical Completion and Commissioning have occurred and the Plant is ready to process grain at the hammer mills in the manner contemplated by this Agreement.

                  g. PERFORMANCE TEST The Design-Builder shall have initiated the Performance Test as outlined in Exhibits G and H and, in connection with such Performance Test, the Design-Builder shall have demonstrated that the Plant achieves 95% of its Performance Guarantee.

         .27 A SUB-SUBCONTRACTOR is a party or entity who has an agreement with a Subcontractor to perform any portion of the Subcontractor's work.

         .28 The WORK shall mean the GMP Proposal previously accepted by Owner in accordance with Paragraph 3.2, the Construction Phase Services provided in accordance with Paragraph 3.3, Additional Services that may be provided in accordance with Paragraph 3.10, and other services which are necessary to complete the Project in accordance with and reasonably inferable from the Contract Documents.

         .29 WORKSITE means the geographical area at the location mentioned in Article where the Work is to be performed.

ARTICLE 3 -DESIGN-BUILDER'S RESPONSIBILITIES

3.1 RESPONSIBILITIES The Design-Builder shall be responsible for procuring the design and for furnishing the construction of the Work consistent with the Owner's Program; as such the Owner may modify the Program during the course of the work up to twenty-five (25)-percent design complete. The Design-Builder shall exercise reasonable skill and judgment in the performance of its services consistent with the team relationship described in Paragraph 2.1, but does not warrant nor guarantee schedules and estimates other than those that are part of the GMP Proposal.

3.1.1 ACCEPTANCE By its execution and delivery of this Agreement, the Design-Builder hereby accepts the work performed by the Design-Builder or the Engineer under the Phase I Design-Build Agreement The Design-Builder further agrees that it shall not (a) make any claim for damages or seek any adjustment to the GMP, the Design-Builder's Fee or the Dates of Substantial Construction Completion and/or Final Construction Completion or (b) raise any defense to, or seek any excuse for, performance of its obligations and responsibility for its liabilities under this Agreement, based upon, in any part, the Design-Builder's or Engineer's work completed or not completed pursuant to the Phase 1 Design-Build Agreement (it being acknowledged and agreed that nothing in this Section 3.1.1 shall limit the Design-Builder's rights and obligations under
Section 11.10 of this Agreement).

3.1.2 OWNERSHIP OF DOCUMENTS Upon the making of payment pursuant to Paragraph 10.5, the Owner shall receive ownership of the property rights, except for copyrights and other limited license information provided and required by the Engineer, of all documents, drawings, specifications, electronic data and information prepared, provided or procured by the Design-Builder, its Engineer, Subcontractors and consultants and distributed to the Owner for this Project. ("Design-Build Documents")

         .1 If this Agreement is terminated pursuant to Paragraph 12.1, the Owner shall receive ownership of the property rights, except for copyrights and other limited license information provide by the Engineer, of the Design-Build Documents upon payment for all Work performed in accordance with this Agreement, at which time the Owner shall have the right to use, reproduce and make derivative works from the Design-Build Documents to complete the Work.


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         .2 If this Agreement is terminated pursuant to Paragraph 12.2, the
         Owner shall receive ownership of the property rights, except for copyrights and other limited license information provide by the Engineer, of the Design-Build Documents upon payment of all sums provided in Paragraph 12.2, at which time the Owner shall have the right to use, reproduce and make derivative works from the Design-Build Documents to complete the Work.

         .3 The Owner may use, reproduce and make derivative works from the Design-Build Documents for subsequent renovation and remodeling of the Work, but shall not use, reproduce or make derivative works from the Design-Build Documents for other projects without the written authorization of the Design-Builder and Engineer, who shall not unreasonably withhold consent.

         .4 The Owner's use of the Design-Build Documents without the Design-Builder's involvement or on other projects is at the Owner's sole risk, except for the Design-Builder's indemnification obligation pursuant to Paragraph 3.7, and the Owner shall defend, indemnify and hold harmless the Design-Builder, its Engineer, Subcontractors and consultants, and the agents, officers, directors and employees of each of them from and against any and all claims, damages, losses, costs and expenses, including but not limited to attorney's fees, costs and expenses incurred in connection with any dispute resolution process, arising out of or resulting from the Owner's use of the Design-Build Documents.

         .5 The Design-Builder shall obtain from its Engineer, Subcontractors and consultants property rights and rights of use that correspond to the rights given by the Design-Builder to the Owner in this Agreement.

3.2      GUARANTEED MAXIMUM PRICE (GMP)

3.2.1 GMP PROPOSAL The Owner and the Design-Builder agree that the Design-Builder's GMP Proposal previously submitted to the Owner has been accepted by the Owner. The GMP is subject to modification as provided in Article 9 and is based on the scope of services listed in Exhibit D.

         3.2.1.1 PURSUANT TO THE PAYMENT TERMS AND CONDITIONS HEREIN, THE OWNER SHALL PAY FOR ALL COSTS ASSOCIATED WITH THE ABOVE SCOPE OF WORK FOR THE GUARANTEED MAXIMUM PRICE (GMP) OF $33,750,000.

         3.2.1.2 The Design-Builder has provided in the GMP for further development of the Design-Build Documents consistent with the Owner's Program. Such further development does not include changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which if required, shall be incorporated by Change Order.

3.2.2 BASIS OF GUARANTEED MAXIMUM PRICE A written statement of the scope of work and the basis of the GMP Proposal are set forth in Exhibit D, which includes:

         .1 the drawings and specifications prepared prior to April 15, 2005, including all addenda, which were used in preparation of the GMP Proposal;

         .2 a list of the assumptions and clarifications made by the Design-Builder in the preparation of the GMP Proposal to supplement the information contained in the drawings and specifications;

         .3 a schedule of applicable alternate prices, unit prices and time and material prices if necessary;

         .4 Additional Services if any;


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         .5 a statement of any work to be self-performed by the Design-Builder;
         and

         .6 a statement identifying all patented or copyrighted materials, methods or systems selected by the Design-Builder and incorporated in the Work that are likely to require the payment of royalties or license fees.

3.2.3    [RESERVED.]

3.2.4    [RESERVED.]

3.2.5    [RESERVED.]

3.2.6 DESIGN-BUILDER'S SHARED SAVINGS The GMP Proposal contains, as part of the estimated Cost of the Work, a Design-Builder's shared savings provision with the Owner for use at the Design-Builder's discretion to cover costs which are properly reimbursable as the Cost of the Work but are not the basis for a Change Order. Any shared savings between the Owner and Design-Builder shall be on a fifty-fifty (50/50) basis between GMP and the Time and Material (T&M) billings, assuming the T&M Billings are less than the GMP. Upon Substantial Construction Completion, fifty (50) percent of the projected savings of the difference in the GMP and T&M billings shall be billed and due per Article 10.1. Upon Final Construction Completion, the final savings amount shall be calculated and the overall adjustment from the previously projected saving shall be included in the final billing. and paid per Article 10.5. No payments made or shared savings provided under this Section 3.2.6 shall alter or modify the GMP.

3.2.7 CONSTRUCTION SERVICES The Construction Phase will commence upon the confirmation that the Owner has obtained the necessary Project Financing and issuance by the Owner of a written Notice to Proceed as defined herein. In order to complete the Work, the Design-Builder shall:

         .1 provide all necessary construction supervision, construction equipment, labor, materials, tools, and subcontracted items;

         .2 give all notices and comply with all laws and ordinances legally enacted at the date of execution of the Agreement which govern the proper performance of the Work;

         .3 keep such full and detailed accounts as are necessary for proper financial management under this Agreement and (a) the Owner shall be afforded access to all of the Design-Builder's records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to this Agreement and (b) the Design-Builder shall preserve all such records for a period of three years after the final payment or longer where required by law;

         .4 develop a system of cost reporting (such reporting to be included in the progress reports delivered to the Owner pursuant to Section 10.1.8) for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes in the Work; and

         .5 regularly remove debris and waste materials at the Worksite resulting from the Work. Prior to discontinuing Work in an area, the Design-Builder shall clean the area and remove all rubbish and its construction equipment, tools, machinery, waste and surplus materials. The Design-Builder shall minimize and confine dust and debris resulting from construction activities. At the completion of the Work, the Design-Builder shall remove from the Worksite all construction equipment, tools, surplus materials, waste materials and debris.

3.3 SCHEDULE OF WORK Within fifteen (15) calendar days of the date of this Agreement, the Design-Builder shall prepare and submit a final Schedule of Work for the Owner's acceptance and written approval as to milestone dates. This schedule shall indicate the dates for the start and completion of the various stages of the Work, including the dates when information and approvals are required from the Owner. In connection with the Design-Builder's delivery of the


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monthly progress reports required to be delivered to the Owner pursuant to
Section 10.1.8, the Design-Builder shall provide the Owner with any revisions to the Schedule of Work that provide for the orderly, practicable and expeditious completion of the Work in accordance with the requirements of the Contract Documents. Each revised Schedule of Work shall be presented in such reasonable detail as the Owner and its independent engineer may require and shall address all material elements of the Work. The Design-Builder shall consult with the Owner in connection with each revision to the Schedule of Work provided under this paragraph. Notwithstanding anything contained herein to the contrary, in the absence of a Change Order, no revision to the Schedule of Work shall in any way amend, alter or otherwise change the Date of Substantial Construction Completion and/or the Date of Final Construction Completion.

3.4      SAFETY OF PERSONS AND PROPERTY

3.4.1 SAFETY PRECAUTIONS AND PROGRAMS The Design-Builder shall have overall responsibility for safety precautions and programs in the performance of the Work. While the provisions of this Paragraph establish the responsibility for safety between the Owner and the Design-Builder, they do not relieve Subcontractors of their responsibility for the safety of persons or property in the performance of their work, nor for compliance with the provisions of applicable laws and regulations.

3.4.2 The Design-Builder shall seek to avoid injury, loss or damage to persons or property by taking reasonable steps to protect:

         .1 its employees and other persons at the Worksite;

         .2 materials, supplies and equipment stored at the Worksite for use in performance of the Work; and

         .3 the Project and all property located at the Worksite and adjacent to work areas, whether or not said property or structures are part of the Project or involved in the Work.

3.4.3 DESIGN-BUILDER'S SAFETY PROGRAM The Design-Builder's On-Site Safety Program shall include all OSHA required elements and the following components:

         .1 Established and administrated on-site Drug Prevention and Alcohol Testing Program.

         .2 Established and administrated on-site Safety Orientation Training and Education Program.

3.4.4 DESIGN-BUILDER'S SAFETY REPRESENTATIVE The Design-Builder shall designate an individual at the Worksite in the employ of the Design-Builder who shall act as the Design-Builder's designated safety representative with a duty to prevent accidents. The Design-Builder will report immediately in writing all accidents and injuries occurring at the Worksite to the Owner. If the Design-Builder is required to file an accident report with a public authority, the Design-Builder shall furnish a copy of the report to the Owner.

3.4.5 The Design-Builder shall provide the Owner with copies of all notices required of the Design-Builder by law or regulation. The Design-Builder's safety program shall comply with the requirements of governmental and quasi-governmental authorities having jurisdiction over the Work.

3.4.6 Damage or loss not insured under property insurance which may arise from the performance of the Work, to the extent of the negligence attributed to such acts or omissions of the Design-Builder, or anyone for whose acts the Design-Builder may be liable, shall be promptly remedied by the Design-Builder. Damage or loss attributable to the acts or omissions of the Owner or Others and not to the Design-Builder shall be promptly remedied by the Owner.


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3.4.7 If the Owner or Owner's representative deems any part of the Work or
Worksite unsafe, the Owner, without assuming responsibility for the Design-Builder's safety program, may require the Design-Builder to stop performance of the Work or take corrective measures satisfactory to the Owner, or both. The Design-Builder agrees to make no claim for damages, for an increase in the GMP, the Design-Builder's Fee and/or the Date of Substantial Construction Completion and/or the Date of Final Construction Completion based on the Design-Builder's compliance with the Owner's reasonable request.

3.5      HAZARDOUS MATERIALS

3.5.1 The Design-Builder shall not be obligated to commence or continue work until all Hazardous Material discovered at the Worksite has been removed, rendered or determined to be harmless by the Owner as certified by an independent testing laboratory approved by the appropriate government agency.

3.5.2 If after the commencement of the Work, Hazardous Material is discovered at the Project, the Design-Builder shall be entitled to immediately stop Work in the affected area. The Design-Builder shall report the condition to the Owner and, if required, the government agency with jurisdiction. the Design-Builder reserves the right to remove any identified Hazardous Material under a separate Time and Material Contract.

3.5.3 The Design-Builder shall not be required to perform any Work relating to or in the area of Hazardous Material without written mutual agreement.

3.5.4 The Owner shall be responsible for retaining an independent testing laboratory to determine the nature of the material encountered and weather it is a Hazardous Material requiring corrective measures and/or remedial action. Such measures shall be the sole responsibility of the Owner, and shall be performed in a manner minimizing any adverse effects upon the Work of the Design-Builder. The Design-Builder shall resume Work in the area affected by any Hazardous Material only upon written agreement between the parties (which agreement shall not be unreasonably withheld) after the Hazardous Material has been removed or rendered harmless and only after approval, if necessary, of the governmental agency or agencies with jurisdiction.

3.5.5 If the Design-Builder incurs additional costs and/or is delayed due to the presence or remediation of Hazardous Material, the Design-Builder shall be entitled to an equitable adjustment in the GMP, compensation for Work performed, the Design-Builder's Fee and/or the Date of Substantial Construction Completion and/or the Date of Final Construction Completion.

3.5.6 Provided the Design-Builder, its Subcontractors, Material Suppliers and Sub-subcontractors, and the agents, officers, directors and employees of each of them, have not, acting under their own authority, knowingly entered upon any portion of the Work containing Hazardous Materials, and to the extent not caused by the negligent acts or omissions of the Design-Builder, its Subcontractors, Material Suppliers and Sub-subcontractors, and the agents, officers, directors and employees of each of them, the Owner shall defend, indemnify and hold harmless the Design-Builder, its Subcontractors and Sub-subcontractors, and the agents, officers, directors and employees of each of them, from and against any and all direct claims, damages, losses, costs and expenses, including but not limited to attorney's fees, costs and expenses incurred in connection with any dispute resolution process, arising out of or relating to the performance of the Work in any area affected by Hazardous Material. To the fullest extent permitted by law, such indemnification shall apply regardless of the fault, negligence, breach of warranty or contract, or strict liability of the Owner.

3.5.7 Material Safety Data (MSD) sheets as required by law and pertaining to materials or substances used or consumed in the performance of the Work, whether obtained by the Design-Builder, Subcontractors, the Owner or Others, shall be maintained at the Project by the Design-Builder and made available to the Owner and Subcontractors.

3.5.8 During the Design-Builder's performance of the Work, the Design-Builder shall be responsible for the proper handling of all materials brought to the Worksite by the Design-Builder. Upon the issuance of the Certificate of


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Substantial Construction Completion, the Owner shall be responsible under this
Paragraph for materials and substances brought to the site by the Design-Builder if such materials or substances are required by the Contract Documents.

3.5.9 The terms of this Paragraph 3.5 shall survive the completion of the Work under this Agreement and/or any termination of this Agreement.

3.6 ROYALTIES, PATENTS AND COPYRIGHTS The Design-Builder shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods or systems selected by the Design-Builder and incorporated in the Work. The Design-Builder shall defend, indemnify and hold the Owner harmless from all suits or claims for infringement of any patent rights, filed patent applications or copyrights arising out of such selection. The Owner agrees to defend, indemnify and hold the Design-Builder and Engineer harmless from all suits or claims of infringement of any patent rights, filed patent applications or copyrights arising out of any patented or copyrighted materials, methods or systems specified by the Owner (excluding materials, methods or systems of Engineer). For purposes of this Section 3.6 and the indemnification obligations of the Design-Builder to the Owner contained herein, "materials, methods or systems selected by the Design-Builder' shall be deemed to include the materials, methods or systems of Engineer provided to the Design-Builder for inclusion in the Project.

3.7      WARRANTIES AND COMPLETION

3.7.1 The Design-Builder warrants that all materials and equipment furnished under this Agreement will be new, of good quality, in conformance with the Contract Documents, and free from defective workmanship and materials. Warranties shall commence on the Date of Substantial Construction Completion of the Work or of a designated portion thereof. The Design-Builder agrees to correct all construction performed under this Agreement which is defective in construction workmanship or materials within a period of one year from the Date of Substantial Construction Completion. Corrective Work performed by the Design-Builder to accomplish that purpose shall be subject to an additional express warranty as provided for in this Section 3.7.1 that shall last until the earlier of (a) one year from the date such corrective Work is completed or (b) eighteen months from the Date of Substantial Construction Completion.

3.7.2 To the extent products, equipment, systems or materials incorporated in the Work are specified and purchased by the Owner; they shall be covered exclusively by the warranty of the manufacturer. There are no warranties that extend beyond the description on the face of any such warranty. To the extent products, equipment, systems or materials incorporated in the Work are specified by the Owner but purchased by the Design-Builder and are inconsistent with selection criteria that otherwise would have been followed by the Design-Builder, the Design-Builder shall assist the Owner in pursuing warranty claims. A list of all material items purchased by the Design-Builder that are inconsistent with the selection criteria that otherwise would have been followed by the Design-Builder is set forth on Exhibit M. ALL OTHER WARRANTIES EXPRESSED OR IMPLIED INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED.

3.7.3 The Design-Builder shall secure required certificates of inspection, testing or approval and deliver them to the Owner.

3.7.4 The Design-Builder shall collect all written warranties and equipment manuals and deliver them to the Owner in a format directed by the Owner.

3.7.5 With the assistance of the Owner's maintenance personnel, the Design-Builder shall direct the checkout of utilities and start up operations, and adjusting and balancing of systems and equipment for readiness.


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

3.8 CONFIDENTIALITY The Design-Builder shall treat as confidential and not disclose to third persons, except Subcontractors, Sub-subcontractors, the Engineer and the Financing Parties and their representatives as is necessary for the performance of the Work, or use for its own benefit any of the Owner's developments, confidential information, know-how, discoveries, production methods and the like that may be disclosed to the Design-Builder or which the Design-Builder may acquire in connection with the Work. The Owner shall treat as confidential information all of the Design-Builder's estimating systems historical and parameter cost data and the Engineer's Design/Process information that may be disclosed to the Owner in connection with the performance of this Agreement.

3.9 ADDITIONAL SERVICES The Design-Builder shall provide or procure the following Additional Services upon the request of the Owner. A written agreement between the Owner and the Design-Builder shall define the extent of such Additional Services before they are performed by the Design-Builder. Such Additional Services shall be considered a Change in the Work, unless they are specifically included in the statement of the basis of the GMP.

         .1 Consultations, negotiations, and documentation supporting the procurement of Project financing.

         .2 Surveys, site evaluations, legal descriptions and aerial photographs.

         .3 Appraisals of existing equipment, existing properties, new equipment and developed properties.

         .4 Consultations and representations before governmental authorities or others having jurisdiction over the Project other than normal assistance in securing building permits.

         .5 Investigation or making measured drawings of existing conditions or the reasonably required verification of Owner-provided drawings and information.

         .6 Artistic renderings, models and mockups of the Project or any part of the Project or the Work.

         .7 Estimates, proposals, appraisals, consultations, negotiations and services in connection with the repair or replacement of an insured loss, provided such repair or replacement did not result from the negligence of the Design-Builder.

         .8 Obtaining service contractors and training maintenance personnel, assisting and consulting in the use of systems and equipment after the initial start up.

         .9 Services for tenant or rental spaces not a part of this Agreement.

         .10 Services requested by the Owner or required by the Work which are not specified in the Contract Documents and which are not normally part of generally accepted design and construction practice.

         .11 Serving or preparing to serve as an expert witness in connection with any proceeding, legal or otherwise, regarding the Project.

         .12 Document reproduction exceeding the limits provided for in this Agreement.

3.10     PERMITS

3.10.1 DESIGN BUILDER PERMITS Notwithstanding anything in this Agreement to the contrary, the Design-Builder shall timely obtain and maintain (at the Owner's expense) all Design Builder Permits. In addition, the Design-Builder shall provide all assistance reasonably requested by the Owner in connection with the Owner's efforts to obtain and maintain the Owner Permits, including, without limitation, witnesses testimony, depositions, preparation of exhibits, technical


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

calculations and attending meetings. In the event that any Applicable Permit is required for the Project or to perform the Work that is not identified in the Contract Documents, the Design-Builder or the Owner, as applicable, shall promptly, after it becomes aware of the need for such Applicable Permit, notify the other party that such Applicable Permit is required. If such permit is of a nature typically obtained by contractors in similar projects, the Design-Builder shall, at the Owner's sole cost and expense, be obligated to obtain and maintain such Applicable Permit on behalf of the Owner. Otherwise, the Owner shall obtain and maintain such Applicable Permit.

3.10.2 ISSUANCE OF PERMITS All Applicable Permits (other than any building permits (but excluding any applicable occupancy certificates) or other Applicable Permits designated as either "To be issued in the name of the Design-Builder" or "To be issued in the name of the Owner and the Design-Builder" on Exhibit J or Exhibit K) shall be issued in the name of the Owner unless otherwise required by applicable Law or such Applicable Permit. If any Design-Builder Permit (or application therefor) is in the name of the Owner or otherwise requires action by the Owner, the Owner shall, upon the request of the Design-Builder, sign such application or take such action as reasonably appropriate.

3.10.3. REVIEW OF PERMITS The Owner reserves the right to review any such application of the Design-Builder; provided, however, that the Owner's exercise of such right shall not under any circumstances, be considered an approval of the necessity, effect or contents of such application or related permit. The Design-Builder shall deliver to the Owner true and complete copies of all Applicable Permits obtained by the Design-Builder upon its receipt thereof. The Design-Builder shall use best efforts to identify in writing to the Owner all Applicable Permits and other government requirements for performance of the Work not identified in the Contract Documents, or shall confirm in writing that, to the best of the Design-Builder's knowledge, there are no such Applicable Permits or other government requirements other than as identified in the Contract Documents prior to the date of this Agreement.

3.11 DESIGN-BUILDER'S REPRESENTATIVE The Design-Builder shall designate a person who shall be the Design-Builder's authorized representative. The
Design-Builder's Representative is: MR. RICK AMIGH.

ARTICLE 4 -OWNER'S RESPONSIBILITIES

4.1      INFORMATION AND SERVICES PROVIDED BY OWNER

4.1.1 The Owner shall provide full information in a timely manner regarding requirements for the Project, including the Owner's Program and other relevant information.

4.1.2 The Owner shall provide:

         .1 all available information describing the physical characteristics of the site, including surveys, site evaluations, legal descriptions, existing conditions, subsurface and environmental studies, reports and investigations;

         .2 inspection and testing services during construction as required by law or as mutually agreed; and

         .3 unless otherwise provided in the Contract Documents, necessary approvals, site plan review, rezoning, easements and assessments, fees, permits and charges required for the construction, use, occupancy or renovation of permanent structures, including legal and other required services.

4.1.3 The Owner shall provide reasonable evidence satisfactory to the Design-Builder, prior to commencing the Work and during the progress of the Work, that sufficient funds are available and committed for the entire cost of the Project, including a reasonable allowance for changes in the Work as may be approved in the course of the Work. Unless such reasonable evidence is provided, the Design- Builder shall not be required to commence or continue the Work. The


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

Design-Builder may stop Work after seven (7) days written notice to the Owner if such evidence is not presented within a reasonable time. The failure of the Design-Builder to insist upon the providing of this evidence at any one time shall not be a waiver of the Owner's obligation to make payments pursuant to this Agreement, nor shall it be a waiver of the Design-Builder's right to require that such evidence be provided at a later date.

4.1.4 The Design-Builder shall be entitled to rely on the completeness and accuracy of the information and services required by this Paragraph 4.1.

4.2      [RESERVED.]

4.3      OWNER RESPONSIBILITIES

4.3.1 The Owner shall review the Schedule of the Work as set forth in Paragraph
3.3 and timely approve the milestone dates set forth.

4.3.2 If the Owner becomes aware of any error, omission or failure to meet the requirements of the Contract Documents or any fault or defect in the Work, the Owner shall give prompt written notice to the Design-Builder.

4.3.3 The Owner shall communicate with the Design-Builder's Subcontractors, Material Suppliers and the Engineer only through or in the presence of the Design-Builder. The Owner shall have no contractual obligations to Subcontractors, suppliers, or the Engineer.

4.3.4 The Owner shall provide insurance for the Project as provided in Article
11.

4.3.5 The Owner agrees that it shall consult with the Design-Builder prior to making the final $500,000.00 payment in respect of any license fee due to the Engineer in order to verify that the Engineer is in compliance with the terms of all contractual arrangements of the Engineer relating to the Project. Funds shall be applied against any outstanding delay or performance liquidated damages as applicable to the Engineer's scope of services.

4.4 OWNER'S REPRESENTATIVE The Owner's Representative IS MR. NEIL KOEHLER. The
Representative:

         .1 shall be fully acquainted with the Project;

         .2 agrees to furnish the information and services required of the Owner pursuant to Paragraph 4.1 so as not to delay the Design-Builder's Work; and

         .3 shall have authority to bind the Owner in all matters requiring the Owner's approval, authorization or written notice if the Owner changes its representative or the representative's authority as listed above, the Owner shall notify the Design-Builder in writing in advance.

4.5 TAX EXEMPTION If in accordance with the Owner's direction the Design-Builder may claim an exemption for taxes and the Owner shall defend, indemnify and hold the Design-Builder harmless for all liability, penalty, interest, fine, tax assessment, attorney's fees or other expense or cost incurred by the Design-Builder as a result of any action taken by the Design-Builder in accordance with the Owner's direction.

ARTICLE 5 - SUBCONTRACTS

Work not performed by the Design-Builder with its own forces shall be performed by Subcontractors or the Engineer.


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

5.1 RETAINING SUBCONTRACTORS The Design-Builder shall not retain any subcontractor to whom the Owner has a reasonable and timely objection, provided that the Owner agrees to compensate the Design-Builder for any additional costs incurred by the Design-Builder as a result of such objection. The Owner may propose subcontractors to be considered by the Design-Builder. The Design-Builder shall not be required to retain any subcontractor to whom the Design-Builder has a reasonable objection.

5.2 MANAGEMENT OF SUBCONTRACTORS The Design-Builder shall be responsible for the management of the Subcontractors and the Engineer in the performance of their work and cause all Subcontractors, the Engineer and third party sub-subcontractors and suppliers, as necessary, to comply with all of the provisions of the Agreement.

5.3 BINDING OF SUBCONTRACTORS AND MATERIALS SUPPLIERS The DESIGN-BUILDER agrees to bind every Subcontractor, the Engineer and Material Supplier (and require every Subcontractor to so bind its Sub-subcontractors and Material Suppliers) to all the provisions of this Agreement and the Contract Documents as they apply to the Subcontractor's, the Engineer's and Material Supplier's portions of the Work.

6.4 LABOR RELATIONS As of the date of this Agreement, the Design-Builder is signatory to the following labor agreements:

         1. Northern Operating Engineers
         2. Northern Laborers
         3. Northern Pipe Fitters
         4. Northern Carpenters
         5. Northern Millwrights
         6. Northern Cement Masons

ARTICLE 6 -- TIME

6.1 DATE OF COMMENCEMENT Time is of the essence. The Date of Commencement is the effective date of this Agreement as first written in Article 1; provided, however, that Work under this Agreement shall not commence until the deed of trust evidencing the Financing Parties' security interest in all or substantially all of the Project site has been properly recorded. Any Notice to Proceed delivered pursuant to this Agreement may be issued concurrently with the disbursement of the initial loan made by the Financing Parties to the Owner, but such Notice to Proceed shall not be effective until the Financing Parties have recorded their deed of trust. The Owner agrees to use is commercially reasonable efforts to provide the Design-Builder with 10 Business Days' advance notice of the issuance of any Notice to Proceed. The Work shall proceed in general accordance with the Schedule of Work as such schedule may be amended from time to time, subject, however, to other provisions of this Agreement.

6.2 SUBSTANTIAL/FINAL CONSTRUCTION COMPLETION The proposed and actual dates of Substantial Construction Completion and Final Construction Completion, subject to adjustments as provided for in the Contract Documents, are established pursuant to the terms hereof.

6.2.1 Time limits stated in the Contract Documents are of the essence.

6.3 DELAYS IN THE WORK

6.3.1 Notwithstanding anything in this Agreement to the contrary, the GMP, the Design-Builder's Fee and the dates of Substantial Construction Completion and Final Construction Completion may be adjusted only and as and to the extent provided for in Sections 6.4, 9.1, 9.4 and 9.7, or as a result of Owner-Caused Delay.


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

6.3.2 In the event delays to the Project are encountered for any reason, the parties agree to undertake reasonable steps to mitigate the effect of such delays.

6.4      FORCE MAJEURE

6.4.1 As used herein, "Force Majeure Event" means any cause(s) which render(s) a party wholly or partly unable to perform its obligations under this Agreement (other than obligations to make payments when due), and which are neither reasonably within the control of such party nor the result of the fault or negligence of such party, and which occur despite all reasonable attempts to avoid, mitigate or remedy, and shall include acts of God, war, riots, civil insurrections, adverse weather conditions, cyclones, hurricanes, floods, fires, explosions, earthquakes, lightning, storms, chemical contamination, epidemics or plagues, acts or campaigns of terrorism or sabotage, blockades, embargoes, accidents or interruptions to transportation not caused by the Design-Builder, trade restrictions, acts of any governmental authority after the date of this Agreement, failure to obtain Applicable Permits (provided, that the party responsible for such Applicable Permits has diligently pursued the receipt thereof), strikes and other labor difficulties not caused by the Design-Builder, mechanical breakdowns, and other events or circumstances beyond the reasonable control of such party.

6.4.2 A party claiming relief as a result of a Force Majeure Event shall give the other parties written notice within ten (10) Business Days of becoming aware of the occurrence of the Force Majeure Event, or as soon thereafter as practicable, describing the particulars of the Force Majeure Event, and will use reasonable efforts to remedy its inability to perform as soon as possible. If the Force Majeure Event (including the effects thereof) continues for fifteen
(15) consecutive days, the affected party shall report to the other parties the status of its efforts to resume performance and the estimated date thereof. If the affected party was not able to resume performance prior to or at the time of the report to the other parties of the onset of the Force Majeure Event, then it will report in writing to the other parties when it is again able to perform. If a party fails to give timely notice, the excuse for its non-performance shall not begin until notice is given.

6.4.3 Any obligations) of a party (other than an obligation to make payments when due) may be temporarily suspended during any period such party is unable to perform such obligation(s) by reason of the occurrence of a Force Majeure Event, but only to the extent of such inability to perform, PROVIDED, that: (a) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and (b) the party claiming the occurrence of the Force Majeure Event bears the burden of proof.

6.4.4 If the Force Majeure Event (including the effects thereof) continues for one hundred eighty (180) consecutive days, the affected party may terminate this Agreement for convenience. In connection with any termination of this Agreement by the Owner pursuant to this Section 6.4.4, the Owner shall not be required to pay the termination fee set forth in Section 12.2.1.


ARTICLE 7 - COMPENSATION

7.1      [RESERVED.]

7.2      CONSTRUCTION PHASE COMPENSATION

7.2.1 The Owner shall compensate the Design-Builder for Work performed following the commencement of Work on the following basis:

         .1 the Cost of the Work; and

         .2 the Design-Builder's Fee paid in proportion to the services performed subject to adjustment as provided in Paragraph 7.4.

7.2.2 The compensation to be paid under this Paragraph 7.2 shall be limited to the established GMP, as may be adjusted under Article 9.


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

7.2.3 Payment for Construction Phase Services shall be as set forth in Article
10.

7.3 DESIGN-BUILDER'S FEE The Design-Builder's Fee shall be as follows, subject to adjustment as provided in Paragraph 7.4, Time and Material Costs per Exhibit B for the scope of services listed in Exhibit D payable each month as provided in Paragraph 7.1.5.

7.4 ADJUSTMENT IN THE DESIGN-BUILDER'S FEE Adjustment in the Design-Builder's Fee shall be made as follows:

         .1 for changes in the Work as provided in Article 9, the Design-Builder's Fee shall be adjusted per the most current Time and Material Costs as outlined in Exhibit B for the scope of work fisted in Exhibit D.

         .2 for delays in the Work not caused by the Design-Builder, as provided in Subparagraph 6.3.1, and except as provided in Subparagraph 6.3.2, there will be an equitable adjustment in the Design-Builder's Fee to compensate the Design-Builder for increased expenses; and

         .3 if the Design-Builder is placed in charge of managing the replacement of an insured or uninsured loss, the Design-Builder shall be paid an additional fee in the same proportion that the Design-Builder's Fee bears to the estimated Cost of the Work for the replacement.

The Owner agrees to pay the Design-Builder for the Cost of the Work as defined in this Article. This payment shall be in addition to the Design-Builder's Fee stipulated in Paragraph 7.3.

7.5      DELAY LIQUIDATED DAMAGES/INCENTIVE BONUS

7.5.1 For delays in the Work beyond the scheduled Substantial Construction Completion date (as such date may be modified pursuant to the terms of this Agreement) caused by the Design-Builder or those under the control of the Design-Builder, except as provided in Section 6.3 and excluding any Owner-Caused Delay, the Design-Builder shall pay Liquidated Damages to the Owner for economic and/or financial loss and reimbursement. Accordingly, the Design-Builder and the Owner agree that for each calendar day that expires after the scheduled Date of Substantial Construction Completion until Substantial Construction Completion actually occurs, the Design-Builder shall pay as Liquidated Damages for such delay an amount equal to twenty-three thousand dollars ($23,000) MINUS the product of twenty-three thousand dollars ($23,000) TIMES the Daily Operating Rate for such day. Such Liquidated Damages in this amount constitutes any actual or consequential damages that would be suffered by the Owner if the Work were not actually completed by the scheduled Date of Substantial Construction Completion. For the purposes of this Section 7.5.1, the "Daily Operating Rate" means the ratio, expressed as a decimal, of the actual operating capacity (expressed in millions of gallons per year) for any such day OVER 35 million gallons per year. Amounts owed by the Design-Builder to the Owner under this
Section 7.5.1 shall accrue and be payable monthly in arrears, with this first such payment to be made thirty (30) days after the date on which the delay Liquidated Damages first accrue.

7.5.2 As a performance incentive bonus for achieving Substantial Construction Completion in advance of the scheduled Date of Substantial Construction Completion (as such date may be modified pursuant to the terms of this Agreement), the Owner shall pay the Design-Builder twelve thousand five hundred dollars ($12,500) per calendar day for each day in advance Substantial Construction Completion occurs. The performance incentive bonus amount constitutes the payment to the Design-Builder for performing the Work and contractual obligations before the scheduled Date of Substantial Construction Completion as defined herein. Fifty percent (50%) of any incentive bonus owed by the Owner to the Design-Builder under this Section 7.5.2 shall be payable thirty
(30) days after the Date of Substantial Construction Completion, and the remaining amount of such incentive bonus shall be due and payable once Final Construction Completion is achieved (net of any performance liquidated damages payable by the Design-Builder to the Owner hereunder or pursuant to Exhibit H).


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

7.5.3 The aggregate amount of delay Liquidated Damages or incentive bonus, as applicable, in respect of Substantial Construction Completion paid by a party pursuant to this Section 7.5 shall not exceed two million five hundred thousand dollars ($2,500,000).

ARTICLE 8 - LIENS

8.1 DISCHARGE OF LIENS Provided the Owner has paid the Design-Builder as required under this Agreement, within ten (10) days of receiving any notice of any Lien filed by any Subcontractor, or any person working for, or through, the Design-Builder or any Subcontractor, the Design-Builder shall promptly commence to cause such Lien to be discharged or satisfied by bond or otherwise including, without limitation, by raising valid counterclaims against such Subcontractor. The expense of discharging or satisfying by bond any such Lien shall be paid by the Design-Builder at its sole cost and expense and shall not be a part of the GMP payable to the Design-Builder. The Design-Builder shall indemnify, defend and hold harmless the Owner, its affiliates and all persons acting for any of them, from and against any Lien against the property of the Owner. If the Owner receives notice of any such Lien, the Owner shall provide notice thereof to the Design-Builder. The Design-Builder shall promptly commence all necessary proceedings to discharge or satisfy by bond any such Lien as soon as possible, bearing all the relevant costs thereof. The Owner shall have the right to retain and withhold amounts on account of the GMP in an amount sufficient to indemnify the Owner against any such Lien until such time as the Owner becomes satisfied that such Lien is discharged or satisfied by bond.

8.2 LIEN WAIVERS IN CONNECTION WITH PAYMENT As a condition precedent to the making of any payment hereunder, the Design-Builder shall (a) in connection with any progress payment, provide the Owner with a signed certificate in the form attached hereto as Exhibit L-1 at the time the Design-Builder submits an invoice for such progress payment or (b) in connection with the final payment, provide the Owner with a signed certificate in the form attached hereto as Exhibit L-2 at the time the Design-Builder submits an invoice for such final payment. As a condition precedent to Final Construction Completion, the Design-Builder shall have delivered to the Owner a signed certificate in the form attached hereto as Exhibit L-3.

ARTICLE 9 - CHANGES IN THE WORK

Changes in the Work which are within the general scope of this Agreement may be accomplished, without invalidating this Agreement, by Change Order, Work Change Directive, or a minor change in the work, subject to the limitations stated in the Contract Documents.

9.1      CHANGE ORDER

9.1.1 The Design-Builder may request and/or the Owner, without invalidating this Agreement, may order changes in the Work within the general scope of the Contract Documents consisting of additions, deletions or other revisions to the GMP or the estimated cost of the work, the Design-Builder's Fee and/or the Date of Substantial Construction Completion and/or the Date of Final Construction Completion being adjusted accordingly. All such changes in the Work shall be authorized by applicable Change Order, and shall be performed under the applicable conditions of the Contract Documents.

9.1.2 Each adjustment in the GMP and/or estimated Cost of the Work resulting from a Change Order shall clearly separate the amount attributable to compensation for the Cost of Work and the Design-Builder's Fee

9.1.3 The Owner and the Design-Builder shall negotiate in good faith an appropriate adjustment to the GMP or the estimated Cost of the Work, the Design-Builder's Fee and/or the Date of Substantial Construction Completion and/or the Date of Final Construction Completion and shall conclude these negotiations as expeditiously as possible. Acceptance of the Change Order and any adjustment in the GMP, the estimated Cost of the Work, the Design-Builder's Fee and/or the Date of Substantial Construction Completion and/or the Date of Final Construction Completion shall not be unreasonably withheld.


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

9.2      PROPOSED CHANGE ORDERS (PCO'S)

9.2.1 The Owner may issue a written Proposed Change Orders directing a change in the Work prior to reaching agreement with the Design-Builder on the adjustment, if any, in the GMP, estimated Cost of the Work, the Design-Builder's Fee, the Date of Substantial Construction Completion and/or the Date of Final Construction Completion.

9.2.2 The Owner and the Design-Builder shall negotiate expeditiously and in good faith for appropriate adjustments, as applicable, to the GMP, estimated Cost of the Work, the Design-Builder's Fee, the Date of Substantial Construction Completion and/or the Date of Final Construction Completion, arising out of Proposed Change Orders. As the changed work is completed, the Design-Builder shall submit its costs for such work with its application for payment beginning with the next application for payment within thirty (30) days of the issuance of the Proposed Change Orders pending final determination of cost to the Owner, amounts not in dispute may be included in applications for payment and shall be paid by Owner.

9.2.3 If the Owner and the Design-Builder agree upon the adjustments in the GMP, estimated Cost of the Work, the Design-Builder's Fee, the Date of Substantial Construction Completion and/or the Date of Final Construction Completion, for a change in the Work directed by a Proposed Change Order, such agreement shall be the subject of an appropriate Change Order. The Change Order shall include all outstanding PCO's issued since the last Change Order.

9.3      MINOR CHANGES IN THE WORK

9.3.1 The Design-Builder may make minor changes in the design and construction of the Project consistent with the intent of the Contract Documents which do not involve an adjustment in the GMP, estimated Cost of the Work, the Design-Builder's Fee, the Date of Substantial Construction Completion and/or the Date of Final Construction Completion, and do not materially and adversely affect the design of the Project, the quality of any of the materials or equipment specified in the Contract Documents, the performance of any materials, equipment or systems specified in the Contract Documents, or the quality of workmanship required by the Contract Documents.

9.3.2 The Design-Builder shall promptly inform the Owner in writing of any such changes and shall record such changes on the Design-Build Documents maintained by the Design-Builder.

9.4 UNKNOWN CONDITIONS If in the performance of the Work the Design-Builder finds latent, concealed or subsurface physical conditions or any Pre-Existing Hazardous Materials which materially differ from the conditions the Design-Builder reasonably anticipated, or if physical conditions are materially different from those normally encountered and generally recognized as inherent in the kind of work provided for in this Agreement, then the GMP, estimated Cost of the Work, the Design-Builder's Fee, the Date of Substantial Construction Completion and/or the Date of Final Construction Completion shall be equitably adjusted by Change Order within a reasonable time after the conditions are first observed. The Design-Builder shall provide the Owner with written notice within the time period set forth in Paragraph 9.6.

9.5      DETERMINATION OF COST

9.5.1 An increase or decrease in the GMP and/or estimated Cost of the Work resulting from a change in the Work shall be determined be Time and Material Costs per Exhibit B as defined in Paragraph 7.2, Article 8 and subparagraph 7.4.1.

9.5.2 If the Owner and the Design-Builder disagree as to whether work required by the Owner is within the scope of the Work, the Design-Builder shall furnish the Owner with an estimate of the costs to perform the disputed work in accordance with the Owner's interpretations. If the Owner issues a written order for the Design-Builder to proceed, the Design-Builder shall perform the disputed

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
work and the Owner shall pay the Design-Builder fifty percent (50%) of its estimated cost to perform the work. In such event, both parties reserve their rights as to whether the work was within the scope of the Work. The Owner's payment does not prejudice its right to be reimbursed should it be determined that the disputed work was within the scope of Work. The Design-Builder's receipt of payment for the disputed work does not prejudice its right to receive full payment for the disputed work should it be determined that the disputed work is not within the scope of the Work.

9.6 EMERGENCIES In any emergency affecting the safety of persons and/or property, the Design-Builder shall act, at its discretion, to prevent threatened damage, injury or loss. Any change in the GMP, estimated Cost of the Work, the Design-Builder's Fee, the Date of Substantial Construction Completion and/or the Date of Final Construction Completion on account of emergency work shall be determined as provided in this Article.

9.7 CHANGES IN LAW In the event any changes in laws or regulations affecting the performance of the Work are enacted after the date of this Agreement, the GMP, estimated Cost of the Work, the Design-Builder's Fee, the Date of Substantial Construction Completion and/or the Date of Final Construction Completion shall be equitably adjusted by Change Order.

ARTICLE 10 -- PAYMENT FOR CONSTRUCTION PHASE SERVICES

10.1     PROGRESS PAYMENTS

10.1.1 On the 5th day of each month after the Construction Phase has commenced, the Design-Builder shall submit to the Owner an application for payment consisting of the Cost of the Work performed up to the end of the month, including the cost of material suitably stored on the Worksite or at other locations approved by the Owner, along with a proportionate share of the Design-Builder's Fee. Approval of payment applications for such stored materials shall be conditioned upon submission by the Design-Builder of bills of sale and applicable insurance or such other procedures satisfactory to the Owner to establish the Owner's title to such materials, or otherwise to protect the Owner's interest, including transportation to the site. Prior to submission of the next application for payment, the Design-Builder shall furnish to the Owner a statement accounting for the disbursement of funds received under the previous application. The extent of such statement shall be as agreed upon between the Owner and the Design-Builder.

10.1.2 Within ten (10) days after receipt of each monthly application for payment, the Owner shall give written notice to the Design-Builder of the Owner's acceptance or rejection, in whole or in part, of such application for payment. Within fifteen (15) days after accepting such application, the Owner shall pay directly to the Design-Builder the appropriate amount for which application for payment is made, less amounts previously paid by the Owner. If such application is rejected in whole or in part, the Owner shall indicate the reasons for its rejection. If the Owner and the Design-Builder cannot agree on a revised amount then, within fifteen (15) days after its initial rejection in part of such application, the Owner shall pay directly to the Design-Builder the appropriate amount for those items not rejected by the Owner for which application for payment is made, less amounts previously paid by the Owner. Those items rejected by the Owner shall be due and payable when the reasons for the rejection have been removed.

10.1.3 If the Owner fails to pay the Design-Builder at the time payment of any amount becomes due, then the Design-Builder may, at any time thereafter, upon serving written notice that the Work will be stopped within seven (7) days after receipt of the notice by the Owner, and after such seven day period, stop the Work until payment of the amount owing has been received.

10.1.4 Payments due but unpaid pursuant to Subparagraph 10.1.2, less any amount retained pursuant to Paragraphs 10.2 and 10.3 may bear interest from the date payment is due at the prime rate prevailing at the place of the Project.


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

10.1.5 The Design-Builder warrants and guarantees that a conditional release of all Work, materials and equipment covered by a dated application for payment will pass to the Owner upon submission. In connection with each progress payment and the final payment hereunder, the Design-Builder shall provide to the Owner a release of all Liens, claims, security interests or encumbrances as and to the extent provided for in Section 8.2.

10.1.6 The Owner's progress payment, occupancy or use of the Project, whether in whole or in part, shall not be deemed an acceptance or any Work not conforming to the requirements of the Contract Documents.

10.1.7 Upon Substantial Construction Completion of the Work, the Owner shall pay the Design-Builder the unpaid balance of the Cost of the Work and the Design-Builder's Fee, less one-hundred-fifty percent (150%) of the cost of completing any unfinished items as agreed to between the Owner and the Design-Builder as to extent and time for completion. The Owner thereafter shall pay the Design-Builder monthly the amount retained for unfinished items as each item is completed.

10.1.8 In connection with each application for payment submitted by the Design-Builder pursuant to Section 10.1.1, the Design-Builder shall prepare and submit to the Owner and its independent engineer written progress reports, in a form reasonably acceptable to the Owner, which include a description of the progress and status of the Work compared to the Schedule of Work, the status of equipment and other scheduled deliveries, the Subcontractors' activities, cost reporting (in accordance with Section 3.2.7 hereof) and engineering, procurement and construction progress. At the request of the Owner or its independent engineer, photographs shall also be included documenting the construction progress. Each photograph shall show the date, the Design-Builder's name and description of the view taken. In accordance with Section 3.3 hereof, the Design-Builder shall also report any events which may affect the Schedule of Work, including any Force Majeure Events, Liens on the Project, or any asserted violations of laws or Applicable Permits.

10.2     RETAINAGE

10.2.1 The Owner shall retain and withhold payment of ten percent (10%) of all payments of the amount otherwise due after deduction of any amounts as provided in Section 10.3 of this Agreement made to the Design-Builder ("Retainage") until such time as the amount of Retainage so withheld is equal to five percent (5%) of the Guaranteed Maximum Price hereunder. Such amount shall be held by the Owner as security for the performance of the Design-Builder's obligations hereunder and any interest thereon shall accrue for the account of the Design-Builder and not the Owner. Subject to Section 10.1.7, the Owner shall release the aggregate amount of Retainage to the Design-Builder promptly following the Date of Substantial Construction Completion.

10.2.2 The Design-Builder and the Owner may mutually agree to establish an escrow account for Retainage on terms and with an escrow agent reasonably satisfactory to both parties. Subject to Section 10.1.7, Retainage deposited into the escrow account shall be released to the Design-Builder promptly following the Date of Substantial Construction Completion. if the Design-Builder fails to complete its obligations under this Agreement, the Owner may use Retainage on deposit in the escrow account to complete the Work. in addition, any interest on Retainage deposited with the escrow agent shall accrue to the Design-Builder and not to the Owner.

10.3 ADJUSTMENT OF DESIGN-BUILDER'S APPLICATION FOR PAYMENT The Owner may adjust or reject an application for payment or nullify a previously approved Design-Builder application for payment, in whole or in part, as may reasonably be necessary to protect the Owner from loss or damage based upon the following, to the extent that the Design-Builder is responsible under this Agreement:

         .1 the Design-Builder's repeated failure to perform the Work as required by the Contract Documents;

         .2 loss or damage arising out of or relating to this Agreement and caused by the Design-Builder to the Owner or Others to whom the Owner may be liable;

         .3 the Design-Builder's failure to properly pay the Engineer, Subcontractors or Material Suppliers for labor, materials, equipment or supplies furnished in connection with the Work, provided that the Owner is making payments to the Design-Builder in accordance with the terms of this Agreement;

         .4 Defective Work not corrected in a timely fashion;

         .5 reasonable evidence of delay in performance of the Work such that the Work will not be completed by the Date of Substantial Construction Completion and/or the Date of Final Construction Completion, and that the unpaid balance of the GMP is not sufficient to offset any direct damages that may be sustained by the Owner as a result of the anticipated delay caused by the Design-Builder; and

         .6 reasonable evidence demonstrating that the unpaid balance of the GMP is insufficient to fund the cost to complete the Work.

The Owner shall give written notice to the Design-Builder at the time of disapproving or nullifying all or part of an application for payment of the specific reasons. When the above reasons for disapproving or nullifying an application for payment are removed, payment will be made for the amount previously withheld.

10.4     OWNER OCCUPANCY OR USE OF COMPLETED WORK

10.4.1 Subject to Section 1 of Exhibit G and Section 2 of Exhibit H, the Owner shall assume care, custody and control of the Project on the Date of Substantial Construction Completion.

10.5     FINAL PAYMENT

10.5.1 Final Payment, consisting of the unpaid balance of the Cost of the Work and the Design-Builder's Fee, shall be due and payable when the work is fully completed. Before issuance of final payment, the Owner may request satisfactory evidence that all payrolls, material bills and other indebtedness connected with the Work have been paid or otherwise satisfied.

10.5.2 In making final payment the Owner waives all claims except for:

         .1 outstanding Liens;

         .2 improper workmanship or defective materials appearing within one year after the Date of Substantial Construction Completion;

         .3 work not in conformance with the Contract Documents; and

         .4 terms of any special warranties required by the Contract Documents.
         10.5.3 In accepting final payment, the Design-Builder waives all claims.

ARTICLE 11 - INDEMNITY, INSURANCE, BONDS, AND WAIVER OF SUBROGATION 11.1
INDEMNITY

11.1.1 To the fullest extent permitted by law, the Design-Builder shall defend, indemnify and hold harmless the Owner, Owner's officers, directors, members, consultants, agents and employees from all claims for bodily injury and property damage (other than to the Work itself and other property required to be insured under Paragraph 11.5 owned by or in the custody of the Owner), that may arise from the performance of the Work, to the extent of the negligence attributed to such acts or omissions by the Design-Builder, Subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable, or as otherwise caused by a breach by the Design-Builder of its obligations hereunder. The Design-Builder shall not be required to defend, indemnify or hold harmless the Owner, Owner's officers, directors, members, consultants, agents and employees for any acts, omissions or negligence of the Owner, the Owner's officers, directors, members, consultants, employees, agents or separate contractors.

11.1.2 To the fullest extent permitted by law, the Owner shall defend, indemnify and hold harmless the Design-Builder, its officers, directors or members, Subcontractors or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable from all claims for bodily injury and property damage, other than property insured under Paragraph 11.5, that may arise from the performance of work by Others, to the extent of the negligence attributed to such acts or omissions by Others.

11.2     DESIGN-BUILDER'S LIABILITY INSURANCE

11.2.1 The Design-Builder shall obtain and maintain insurance coverage for the following claims which may arise out of the performance of this Agreement, whether resulting from the Design-Builder's operations or form the operations of any Subcontractor, anyone in the employ of any of them, or by an individual or entity for whose acts they may be liable:

         .1 workers' compensation, disability and other employee benefit claims under acts applicable to the Work;

         .2 under applicable employer's liability law, bodily injury, occupational sickness, disease or death claims of the Design-Builder's employees;

         .3 personal injury liability claims for damages directly or indirectly related to the person's employment by the Design-Builder or for damages to any other person;

         .4 claims for physical injury to tangible property, including all resulting loss of use of that property, to property other than the Work itself and property insured under Paragraph 11.5;

         .5 bodily injury, death or property damage claims resulting from motor vehicle liability in the use, maintenance or ownership of any motor vehicle; and

         .6 contractual liability claims involving the Design-Builder's obligations under Subparagraph 11.1.1.

11.2.2 The Design-Builder's Broad Form Commercial General and Automobile Liability Insurance as required by Subparagraph 11.2.1 shall be written for not less than and include the following limits of liability:


         .1       Commercial General Liability Insurance
                  a.      Each Occurrence Limit              $     1,000,000
                                                             ---------------

                  b.      General Aggregate                  $     2,000,000
                                                             ---------------

                  c.      Products/Completed
                          Operations Aggregate               $     1,000,000
                                                             ---------------

                  d.      Personal and Advertising
                          Injury Limit                       $     1,000,000
                                                             ---------------


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

                 e.       Independent Contractors            $     1,000,000
                                                             ---------------

         .2      Comprehensive Automobile Liability Insurance

                 a.       Combined Single Limit Bodily
                          Injury and Property Damage         $       1,000,000
                                                             -----------------
                                                              Each Occurrence

11.2.3 Commercial General Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies and an Excess or Umbrella Liability policy.

11.2.4 The policies shall contain a provision that coverage will not be canceled or not renewed until at least thirty (30) days' notice has been given to the Owner and the agent for the Financing Parties. Certificates of insurance showing required coverage to be in force shall be filed with the Owner prior to commencement of the Work.

11.2.5 Umbrella Liability Insurance shall protect the parties against claims excess of the limits provided under the worker's compensations liability, commercial general liability and automotive liability.


         .1 Umbrella Liability Insurance

                  a.       Umbrella Excess                   $      10,000.000
                                                             -----------------
                                                              Each Occurrence

11.2.6 Pollution legal liability insurance (in an amount equal to $1,000,000 per occurrence) shall protect the parties against claims arising from bodily injury, death or property damage to third parties as a result of sudden and accidental pollution.

11.2.7 Products and Completed Operations insurance shall be maintained for a minimum period of at least 5 year(s) after final payment.

On Policies under Clauses 11.2, each party shall list the other parties and the Owner as an additional insured, and such policies shall be primary over any other insurance carried by the additional insured's.

11.3     PROFESSIONAL LIABILITY INSURANCE

11.3.1 The Design-Builder shall cause the Engineer shall obtain professional liability insurance for claims arising from the negligent performance of professional services under this Agreement, which shall be General or Project Specific Professional Liability Insurance written for not less than acceptable per claim/aggregate limits of not less than $5,000,000, with a deductible not to exceed those amounts listed in the Agreement between the Design-Builder and the Engineer. The Professional Liability Insurance shall include prior acts coverage sufficient to cover all services rendered by the Engineer. This coverage shall be continued in effect for 5 years after the Date of Substantial Construction Completion.

11.3.2 On the Insurance Policies procured and carried by the Engineer under its Agreement with the Design-Builder, each party shall list the other parties, the Owner and the Financing Parties as additional insureds and permit a waiver of subrogation in their favor where applicable, and such policies shall be primary over any other insurance carried by the additional insured's, except for Workers Compensation and Professional Liability. It is agreed that the primary insurance coverage with respect to the Engineer, or if excess, shall stand in an unbroken chain of coverage regardless of the Design-Builder's scheduled underlying coverage. Any insurance or self-insurance maintained by the Engineer and their directors, officers, employee, agents and volunteers shall be primary to that of any maintained insurance or self-insurance coverage by the Design-Builder.

11.4 OWNER'S LIABILITY INSURANCE The Owner shall be responsible for obtaining and maintaining its own liability insurance. Insurance for claims arising out of the performance of this Agreement may be purchased and maintained at the Owner's discretion. The Owner shall provide the Design-Builder with a certificate of insurance at the request of the Design-Builder.

11.5     INSURANCE TO PROTECT PROJECT

11.5.1 The Design-Builder shall at its expense procure "All Risk" Builder's Risk and Machinery Breakdown Insurance. Such "All Risk" Builder's Risk Insurance shall be in a form acceptable to the Owner upon the Project for the cost of replacement at the time of any stated loss. This insurance shall include the Owner and the Design Builder as a Named Insured and the Financing Parties, the Engineer, Subcontractors, Material Suppliers, and Sub-subcontractors as Additional Insureds. This insurance be written on a replacement cost value basis and shall include "all risk" insurance for physical loss or damage including without duplication of coverage at least: theft, vandalism, malicious mischief, transit, materials stored off site, collapse, false-work, temporary buildings, debris removal, flood, earthquake, workmanship or material. If also requested by the Owner, the Design-Builder shall obtain a Builder's Risk delay in start-up and testing policy that covers plant operations for a stated period of time. The Design-Builder may increase limits of coverage, if necessary, to reflect estimated replacement cost at the discretion of the Design-Builder. The insurance policy shall be written without a co-insurance clause. The Design-Builder and Owner shall share the responsibility for any deductible amounts at a 50/50 rate.

11.5.2 If necessary and at the Owner's expense, the Owner shall purchase and maintain insurance to protect the Owner, the Design-Builder, the Engineer, Subcontractors, and Sub-subcontractors against loss of use of the Owner's property due to those perils insured pursuant to Paragraph 11.5. Such policy will provide coverage for expediting expenses of materials, continuing overhead of the Owner and the Design-Builder, the Engineer, Subcontractors, Material Suppliers and Sub-subcontractors, necessary labor expense including overtime, loss of income by the Owner and other determined exposures. Exposures of the Owner, the Design-Builder, the Engineer, Subcontractors and Sub-subcontractors, shall be determined by mutual agreement with separate limits of coverage fixed for each item.

11.5.3 The Owner and Design-Builder shall provide each other with copies of all insurance policies before an exposure to loss may occur. Copies of any subsequent endorsements shall be furnished as necessary. The cost of any insurance shall be added to the Cost of the Work pursuant to Article 8, and the GMP shall be increased by Change Order.

11.6     PROPERTY INSURANCE LOSS ADJUSTMENT

11.6.1 Any insured loss shall be adjusted with the Owner and the Design-Builder and losses exceeding $500,000 shall be made payable to the agent for the Financing Parties with losses below $500,000 (not to exceed $1,000,000 in any one year) made payable to the Design-Builder as trustee for the insureds, as their interests may appear, subject to any applicable mortgagee clause.

11.7     WAIVER OF SUBROGATION

11.7.1 The Owner and the Design-Builder waive all rights against each other, the Engineer, and any of their respective employees, agents, consultants, Subcontractors, Sub-subcontractors and Financing Parties for damages covered by the insurance provided pursuant to Paragraph 11.5 to the extent they are covered by that insurance, except such rights as they may have to the proceeds of such insurance held by the Owner and the Design-Builder as trustees. The Design-Builder shall require similar waivers from the Engineer and all Subcontractors, and shall require each of them to include similar waivers in their sub-subcontracts and consulting agreements.

11.7.2 The Owner waives subrogation against the Design-Builder, the Engineer, Subcontractors, Sub-subcontractors and Financing Parties on all property and consequential loss policies carried by the Owner on adjacent properties and under property and consequential loss policies purchased for the Project after its completion.


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

11.7.3 All policies except worker's compensation shall be endorsed to state that the carrier waives any right to subrogation against the Design-Builder, the Engineer, Subcontractors or Sub-subcontractors.

11.8 EFFECTIVENESS OF INSURANCE The Design-Builder acknowledges that the insurance coverages it is required to maintain pursuant to the terms of Article 11 are effective as of the date of this Agreement.

11.9 MUTUAL WAIVER OF CONSEQUENTIAL DAMAGES The Owner and the Design-Builder agree to waive all claims against the other for all consequential damages that may arise out of or relate to this Agreement. The Owner agrees to waive damages including but not limited to the Owner's loss of use of the Property, all rental expenses incurred, loss of services of employees, or loss of reputation. The Design-Builder agrees to waive damages including but not limited to the loss of business, loss of financing, principle office overhead and profits, loss of profits not related to this Project, or loss of reputation. This paragraph shall not be construed to preclude contractual provisions for liquidated damages when such provisions relate to direct damages only. The provisions of this paragraph shall govern the termination of this Agreement and shall survive such termination.

11.10    LIMITATION OF LIABILITY; COMPLETION GUARANTEE

11.10.1 INSURED CLAIM The Design Builder shall not be liable under this Agreement to pay any amount in excess of the policy coverage limits in respect of any claim that is covered by any insurance policy required to be maintained under Section 11.2. All insurance policies provided pursuant to this Agreement shall provide "industry standard" insured coverages for liability and toss, as and to the extent provided for in Section 11.2.

11.10.2 LIMITATION FOR ENGINEER'S LIABILITY To the extent that any obligation or liability of the Design-Builder (other than its obligation to complete the Work as set forth in Section 11.10.3) arising in connection with the Project or the Work is attributable to the Engineer, the Design-Builder's obligation to the Owner shall not exceed the cumulative total amount of ten million dollars ($10,000,000) less the aggregate amount of Liquidated Damages paid by the Design-Builder to the Owner pursuant to Section 7.5.1 hereof in respect of delays attributable to the Engineer; provided that such limitation shall not bar or reduce any liability of Design-Builder or Engineer that is covered by insurance to the extent of such coverage.

11.10.3 COMPLETION GUARANTEE Notwithstanding anything to the contrary in this Agreement (including Section 11.10.1 and 11.10.2), Design-Builder hereby agrees to complete the Work in all material respects in accordance with the terms of the Contract Documents per the Scope of Services as provided in Exhibit D. If and to the extent that Design-Builder fails to complete the Work in accordance with the terms and conditions contained herein, then Design-Builder shall be responsible for all of Owner's costs arising out of such failure (including any re-work or cure work necessary to remedy any such construction deficiencies) up to one hundred percent (100%) of the GMP as set forth in Section 3.2.1.1.

11.10.4 BONDING Performance and Payment Bonds shall be required of the Design-Builder by the Owner. Such bonds shall be issued by a surety licensed in the state of the location of the Project and must be acceptable to the Owner. Such Performance Bond shall be issued in the penal sum of one-hundred percent (100%) of the GMP. Such Performance Bond shall cover the cost to complete the Work, but shall not cover any obligations or liabilities of the Design-Builder covered by the insurance policies required to be maintained by the Design-Builder pursuant to the terms of this Agreement (whether or not such insurance is in an amount sufficient to cover such damages) and shall be subject to the limits contained in this Section 11.10 (including Section 11.10.2). The penal sum of the Payment Bond may or may not be equal the penal sum of the Performance Bond as determined by the Owner.

11.10.5 EFFECT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT Notwithstanding anything to the contrary contained in this Agreement, the limitations on the liability of the parties to this Agreement contained herein shall not apply to any loss or damage arising out of or connected to a party's fraud, gross negligence or willful misconduct.


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

11.11    PERFORMANCE GUARANTEE AND DAMAGES

11.11.1 WARRANTY The Design-Builder hereby warrants, subject to Subparagraphs 11.10.2, that the Plant shall meet the Performance Guarantees, as set forth at Exhibit H attached hereto, during the Performance Test period described at Exhibit G hereto ("Performance Test"), PROVIDED, that the Owner has not taken any action, or failed to take any action, with respect to design or construction of the Plant that would cause the Plant not to meet the Performance Guarantees. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE THE ONLY WARRANTIES MADE BY DESIGN-BUILDER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE. Design-Builder acknowledges that it has no other warranties or rights of any kind with respect to the design, construction or operation of the Plant except as set forth in the Prime Contract.

11.11.2 PREPARATION FOR AND PERFORMANCE OF PERFORMANCE TEST The Design-Builder shall advise Engineer when the Plant is ready for the Performance Test. For purposes of this Section 11.11.2, the Plant will be considered "ready" upon Design-Builder and Owner's delivery to Engineer of the Certificate of Mechanical Completion, signed by Owner and Design-Builder, as provided for under the terms of this Agreement. As soon as the Certificate of Mechanical Completion is delivered to the Engineer, as provided for in this Section 11.11.2, the Owner and Engineer shall commence performance of their respective obligations in conducting the Performance Test.

11.11.3 REMEDY THE REMEDIES SET FORTH IN THIS ARTICLE 11.11.3 AND IN EXHIBIT G SHALL BE THE OWNER'S SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY. The Design-Builder shall have no liability for any defect or deterioration which results from failure of Owner to provide any feedstock, utilities, or other supplies, services or conditions specified in this Agreement, which are not within the Design-Builder's scope of work, force majeure, improper operation or maintenance that is contrary to the Design-Builder's direction, foreign substance or impurity introduced into the molecular sieve, or any other matter not within the Design-Builder's control. If, for any reason, the Design-Builder is determined to be in breach of the warranties set forth under this Article 11.11.1, Design-Builder shall pay Owner the amount of liquidated performance damages determined in accordance with Exhibit H; provided, that the aggregate amount of performance liquidated damages payable by the Design-Builder pursuant to Exhibit H shall not exceed seven million six hundred forty-one thousand eight hundred and five dollars ($7,641,805).

11.11.4 FAILURE TO REACH FINAL ACCEPTANCE FOR REASONS BEYOND DESIGN-BUILDER'S CONTROL if, for any reason, Owner fails to permit Design-Builder and Engineer access to the Plant after delivery of the Certificate of Mechanical Completion, as set forth herein, in order to permit Design-Builder to complete all of its rights and obligations under Exhibits G and H hereto and such failure continues for an aggregate of more than thirty (30) days, or if the Design-Builder is prevented from completing the Performance Test(s) for reasons beyond Design-Builder's control under this Agreement, and such prevention of performance continues beyond thirty (30) days from Mechanical Completion, then the Performance Tests shall be deemed to have been successfully completed on the thirtieth (30th) aggregate day that such access is denied or performance prevented by Owner, and Design-Builder shall thereafter have no obligation or liability of any kind to Owner under this Article 11.11

ARTICLE 12 - SUSPENSION AND TERMINATION OF THE AGREEMENT AND OWNER'S RIGHT TO PERFORM DESIGN-BUILDER'S RESPONSIBILITIES

12.1     SUSPENSION BY THE OWNER FOR CONVENIENCE


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

12.1.1 The Owner may order the Design-Builder in writing to suspend, delay or interrupt all or any part of the Work without cause for such period of time as the Owner may determine to be appropriate for its convenience.

12.1.2 Adjustments caused by suspension, delay or interruption shall be made for increases in compensation for the Design-Builder's Fee and/or the Date of Substantial Construction Completion and/or the Date of Final Construction Completion. No adjustment shall be made if the Design-Builder is or otherwise would have been responsible for the suspension, delay or interruption of the Work, or if another provision of this Agreement is applied to render an equitable adjustment.

12.2 TERMINATION BY OWNER If the Owner terminates this Agreement, the Owner shall pay the Design-Builder for all costs associated with the Work per Article
7.0. In addition, the Design-Builder shall be paid an amount as set forth below:

         .1 If the Owner terminates this Agreement and selects another qualified Design-Builder and/or Contractor with a license to conduct business within the state; the Owner shall pay the Design-Builder for all Services as set forth above and a premium of five million dollars, ($5,000,000).

         .2 The Owner shall also pay to the Design-Builder fair compensation, either by purchase or rental at the election of the Owner, for all equipment retained. The Owner shall assume and become liable for obligations, commitments and unsettled claims that the Design-Builder has previously undertaken or incurred in good faith in connection with the Work or as a result of the termination of this Agreement. As a condition of receiving the payments provided under this Article 12, the Design-Builder shall cooperate with the Owner by taking all steps necessary to accomplish the legal assignment of the Design-Builder's rights and benefits to the Owner, including the execution and delivery of required papers.

         .3 Subject to Section 6.4, the Owner shall have the right to terminate this Agreement if the Design-Builder fails to perform any of its material obligations under this Agreement (breach of contract) and such failure continues for 45 days after receipt of written notice from the Owner regarding such failure. In connection with a termination under this Subparagraph, the Owner shall not be required to pay the amount set forth in Subparagraph 12.2.1 above.

Notwithstanding anything to the contrary contained herein, nothing in this Article shall limit any rights or remedies the Owner may have to terminate this Agreement in the event of a material and uncured breach by the Design-Builder hereunder that the Owner may have under applicable laws.

12.3     TERMINATION BY THE DESIGN-BUILDER

12.3.1 Upon five (5) days' written notice to the Owner, the Design-Builder may terminate this Agreement for any of the following reasons:

         .1       if the Work has been stopped for a sixty (60) day period

                  a. under court order or order of other governmental authorities having jurisdiction; or

                  b. as a result of the declaration of a national emergency or other governmental act during which, through no act or fault of the Design-Builder, materials are not available;

         .2 if the Work is suspended by the Owner for sixty (60) consecutive days;

         .3 if the Owner fails to furnish reasonable evidence that sufficient funds are available and committed for the entire cost of the Project in accordance with Subparagraph 4.1.3 of this Agreement.


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

12.3.2 If the Owner has for thirty (30) days failed to pay the Design-Builder pursuant to Subparagraph 10.1.2, the Design-Builder may give written notice of its intent to terminate this Agreement. If the Design-Builder does not receive payment within five (5) days of giving written notice to the Owner, then upon five (5) days' additional written notice to the Owner, the Design-Builder may terminate this Agreement.

12.3.3 Upon termination by the Design-Builder in accordance with this Subparagraph, the Design-Builder shall be entitled to recover from the Owner payment for all Work executed and for all proven loss, cost or expense in connection with the Work, plus all demobilization costs and reasonable damages. In addition, the Design-Builder shall be paid an amount calculated as set forth either in Subparagraph 12.2.1 or 12.2.2, depending on when the termination occurs.

ARTICLE 13 - DISPUTE RESOLUTION

13.1 WORK CONTINUANCE AND PAYMENT Unless otherwise agreed in writing, the Design-Builder shall continue the Work and maintain the approved schedules during all dispute resolution proceedings. If the Design-Builder continues to perform, the Owner shall continue to make payments in accordance with the Agreement.

13.2     [RESERVED]

13.3 DISPUTE RESOLUTION If a dispute arises out of or relates to this Agreement or its breach, the parties shall submit the dispute to the dispute resolution process set forth in Exhibit A to this Agreement.

13.4 MULTIPARTY PROCEEDING The parties agree that all parties necessary to resolve a claim shall be parties to the same dispute resolution proceeding. Appropriate provisions shall be included in all other contracts relating to the Work to provide for the consolidation of such dispute resolution proceedings.

13.5 COST OF DISPUTE RESOLUTION The prevailing party in any dispute arising out of or relating to this Agreement or its breach that is resolved by the dispute resolution process set forth in Exhibit A to this Agreement shall be entitled to recover from the other party those reasonable attorneys fees, costs and expenses incurred by the prevailing party in connection with such dispute resolution process after direct discussions and mediation.

13.6 LIEN RIGHTS Nothing in this Article shall limit any rights or remedies not expressly waived by the Design-Builder which the Design-Builder may have under lien laws.

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1 ASSIGNMENT Neither the Owner nor the Design-Builder shall assign its interest in this Agreement without the written consent of the other except as to the assignment of proceeds. The terms and conditions of this Agreement shall be binding upon both parties, their partners, successors, assigns and legal representatives. Neither party to this Agreement shall assign the Agreement as a whole without written consent of the other except that the Owner may assign the Agreement to a wholly-owned subsidiary of the Owner when the Owner has fully indemnified the Design-Builder or to any Financing Parties providing construction financing for the Project as long as the assignment is no less favorable to the Design Builder than this Agreement. In the event of such assignment, the Design-Builder shall execute all consents reasonably required by any Financing Parties. In such event, the wholly-owned subsidiary or lender shall assume the Owner's rights and obligations under the Contract Documents. If either party attempts to make such an assignment, that party shall nevertheless remain legally responsible for all obligations under the Agreement, unless otherwise agreed by the other party.

14.2 GOVERNING LAW This Agreement shall be governed by the law in effect at the location of the Project.


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14.3 SEVERABILITY The partial or complete invalidity of any one or more provisions of this Agreement shall not affect the validity or continuing force and effect of any other provision.

14.4 NO WAIVER OR PERFORMANCE The failure of either party to insist, in any one or more instances, on the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition or right with respect to further performance.

14.5 TITLES AND GROUPINGS The titles given to the articles of this Agreement are for ease of reference only and shall not be relied upon or cited for any other purpose. The grouping of the articles in this Agreement and of the Owner's specifications under the various headings is solely for the purpose of convenient organization and in no event shall the grouping of provisions, the use of paragraphs or the use of headings be construed to limit or alter the meaning of any provisions.

14.6 JOINT DRAFTING The parties to this Agreement expressly agree that this Agreement was jointly drafted, and that both had opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Agreement shall be construed neither against nor in favor of either party, but shall be construed in a neutral manner.

14.7 RIGHTS AND REMEDIES The parties' rights, liabilities, responsibilities and remedies with respect to this Agreement, whether in contract, tort, negligence or otherwise, shall be exclusively those expressly set forth in this Agreement.

14.8 FINANCING PARTIES' REQUIREMENTS The Design-Builder acknowledges that the Owner or an affiliate thereof may borrow certain funds from the Financing Parties for the construction of the Project and that, as a condition to making loans to the Owner or such affiliate, the Financing Parties may from time to time require certain documents from, and agreements by, the Design-Builder. In connection therewith, the Design-Builder agrees to furnish to the Financing Parties such written information, certificates, copies of invoices and receipts, lien waivers and other like documents as the Financing Parties may reasonably request. Upon the request of the Financing Parties (but in connection with the occurrence of the financial closing), the Design-Builder shall state in writing whether or not it is satisfied with Owner's performance to that date. Without limiting the generality of the foregoing, the Design-Builder shall execute, on or before financial closing, a consent and a legal opinion (it being acknowledged that such legal opinion shall address the due organization of the Design-Builder, the due authorization, execution and delivery of this Agreement and the enforceability of this Agreement against the Design-Builder) reasonably satisfactory to the Design-Builder and the Financing Parties.

14.9     OTHER PROVISIONS

         None.

ARTICLE 15 -- OTHER DOCUMENTS

As defined in Subparagraph 2.4.1, the following Exhibits are a part of this
Agreement:

EXHIBIT A:        Dispute Resolution Procedures.

EXHIBIT B:        Current Time and Material Cost worksheets, as amended every
                  July.

EXHIBIT C:        Project Development Agreement between Design-Builder and
                  Engineer, dated July 15, 2003.

EXHIBIT D:        Design-Builder's Scope of Services.

EXHIBIT E:        Amended and Restated Phase 1 Design-Build Agreement.


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

EXHIBIT F:        RESERVED

EXHIBIT G:        Performance Test Protocols.

EXHIBIT H:        Performance Guarantees.

EXHIBIT 1:        [Reserved]

EXHIBIT J         Design-Builder Permits.

EXHIBIT K         Owner Permits.

EXHIBIT L-1       Progress Payment Conditional Lien Waiver.

EXHIBIT L-2       Final Payment Conditional Lien Waiver.

EXHIBIT L-3       Final Payment Unconditional Lien Waiver.

EXHIBIT M         Material Items Inconsistent with Selection Criteria.


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

                  THIS AGREEMENT IS ENTERED INTO AS OF THE DATE FIRST SET FORTH ABOVE AND BY THE AUTHORIZED INDIVIDUALS FOR THE COMPANIES LISTED BELOW.


OWNER:
PACIFIC ETHANOL MADERA LLC

BY: /s/ Ryan Turner                          BY: /s/Jeffery H. Manternach
    -------------------                          -----------------------------
PRINT NAME: Ryan Turner                      PRINT NAME: Jeffery H. Manternach
PRINT TITLE: President                       PRINT TITLE: Secretary
ATTEST: Deborah Gartz


DESIGN-BUILDER:
W.M. LYLES CO.


BY: /s/ Michael A. Burson                    BY: /s/ Todd R. Sheller
    -------------------------                    -----------------------
PRINT NAME: Michael A. Burson                PRINT NAME: Todd R. Sheller
PRINT TITLE: President & CEO                 PRINT TITLE: Vice President
ATTEST: Deborah Gartz


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